Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements (Form S-3 No. 333-230476 and 333-262634) of DZS Inc.,

(2) Registration Statements (Form S-8 No. 333-254218, 333-246295, 333-230236, 333-228276, 333-221568, 333- 202580, 333-194334, 333-180148, 333-172876, 333-165510, 333-158009, 333-155321, 333-149598, 333- 141153, 333-132336, 333-123369) pertaining to the 2017 Incentive Plan of DZS Inc.;

of our reports dated March 9, 2022, with respect to the consolidated financial statements of DZS Inc. and subsidiaries and the effectiveness of internal control over financial reporting of DZS Inc. included in this Annual Report (Form 10-K) of DZS Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Dallas, Texas

March 9, 2022